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[Logo for E for M Corporation]

                Corporate Offices      Exhibit 10.14
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                625 Alaska Avenue
                Torrance, CA 90503
                PH. 310.320.8425
                FAX 310.618.9031



September 20, 1995

Mr. Michael Breedlove
805 West 61st Street
Kansas City, MO 64113

Re: Employment Terms
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Dear Mike:

     I am pleased to offer you the position of Vice President, U.S. Field Operations for E for M Corporation ("E for M") on the following terms.

     You will perform the duties customarily associated with this position with respect to the Company's domestic operations, and will report directly to me. Your office will be at our facility located at 9221 Quivira Road, Overland Park, KS 66215. You will be expected to travel extensively in the United
States as required by your duties. The Company reserves the right, of course, to change your work location from time to time as it deems necessary.

    Your annual base salary will be $160,000 per annum. You will be eligible to participate in E for M's 1994 Executive Incentive Plan (which is based on a variety of performance factors of the Kansas based Operations). We have agreed to guarantee your incentive award for the first twelve month period at $90,000 per annum. In addition, as an officer of E for M, you will be eligible for participation in the Company's 1991 Stock Option Plan. All decisions regarding the granting of options under that Plan are made by the Compensation Committee of the Board of Directors. Within thirty (30) days of the date of this letter, I will recommend to the Committee that an initial grant be made to you of incentive stock options to purchase forty thousand (40,000) shares of E for M common stock, subject to the normal provisions governing vesting and other terms, that are customary for incentive stock options granted under that Plan (the price will be the closing price of the stock on September 2, 1995).

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     Your base salary will be paid semi-monthly, subject to standard payroll deductions and withholdings. You will be eligible for vacation and sick leave according to standard E for M policy. You will also receive all other benefits E for M provides team members at a comparable level (e.g. health or dental insurance coverage). You will be eligible to participate in the Company's Employee Stock Purchase Plan and its 401(k) Plan.

     The term of the employment contract will be for a period of two (2) years commencing on your date of hire. This two year employment contract protects you should termination occur for reasons other than fraud or habitual neglect of duties. At the conclusion of the two year period, you will become an at will employee.

     You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except by a writing signed by the President of the Company.

     By accepting this offer, you represent and warrant that your employment with E for M will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure to E for M or use on behalf of E for M any confidential information belonging to any of your former employers (except in accordance with agreements between E For M and any such former employer). You also warrant that you do not possess any property containing a third party's confidential and proprietary information. Of course, during your employment with E for M, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

     As an E for M team member, you will be expected to abide by all E for M policies and procedures, and sign and comply with E for M's Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of E for M's proprietary information.

     During the Employment Period, you must devote your business time, attention, knowledge and skill solely and exclusively to the business and interest of E for M to the exclusion of other business activities. The foregoing shall not restrict you from pursuing passive personal investment activities without E for M's consent if such activities do not violate the terms of subparagraphs (i) and (ii) below. Except as consented to by the Board of Directors, and as otherwise set forth herein, you must expressly agree that during the Employment Period and for a period of one (1) year after the cessation of the employment relationship and any subsequent period pursuant to which payments are made hereunder you will not directly or indirectly, without the prior written consent of E for M Corporation; (i) own, manage, operate, join, control, finance or participate in the

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ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with the business of E for M, or
(ii) engage in any other manner in any business which is competitive with the business of E for M.

     Notwithstanding the above, you shall not be deemed to be engaged directly or indirectly in any business in contravention of subparagraphs (i) or (ii) above, if you participate in any such business solely as a passive investor in up to 5% of the equity securities of a company or partnership, the securities of which are publicly traded.

     If you resign or your employment is terminated for cause, all compensation and benefits will cease immediately, and you will receive no severance benefits. For purposes of this letter agreement, "cause" shall mean misconduct, including,
(1) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against E For M;
(iii) willful breach of E for M's policies; (iv) intentional damage to E for M's property; (v) breach of your Proprietary Information and Inventions Agreement; or (vi) conduct by you which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve. Physical or mental disability shall not constitute cause.

     To ensure rapid and economical resolution of any disputes which may arise under this letter agreement, you agree that any and all disputes or controversies, whether of lay or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims, with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement) arising from or regarding the interpretation, performance, enforcement or breach of this letter agreement shall be resolved by final and binding arbitration under the Judicial Arbitration and Mediation Services Rules of Practice and Procedure.

     This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and E For M with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

     If you choose to accept our offer under the terms described, please indicate your acceptance by signing below and returning it to me. If you accept our offer, we would like you to start at the earliest possible date, but in any event not later than October 9, 1995.

     We look forward to your joining the Company and to a successful and enjoyable work relationship.

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                                          Very truly yours,

                                          E for M Corporation

                                          /s/ Peter P. Tong
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                                          Peter P. Tong
                                          President and Chief Executive Officer

Accepted by:

/s/ Michael Breedlove
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Michael Breedlove

20 Sept. 95
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Date

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